EXHIBIT 21.1

Subsidiaries of the Company

Twinlab Consolidation Corporation, a Delaware corporation

Twinlab Holdings, Inc., a Michigan corporation

ISI Brands, Inc., a Michigan corporation

Twinlab Corporation, a Delaware corporation

NutraScience Labs, Inc., a Delaware corporation

NutraScience Labs IP Corporation, a Delaware corporation

Organic Holdings LLC, a Delaware limited liability company

CocoaWell, LLC, a Delaware limited liability company

Fembody, LLC, a Delaware limited liability company

InnoVitamin Organics, LLC, a Delaware limited liability company

Joie Essance, LLC, a Delaware limited liability company

Organics Management LLC, a Delaware limited liability company

Re-Body, LLC, a Delaware limited liability company

Reserve Life Organics, LLC, a Delaware limited liability company

ResVitale, LLC, a Delaware limited liability company

Reserve Life Nutrition, L.L.C., a Delaware limited liability company

Innovita Specialty Distribution LLC, a Delaware limited liability company